FOR RELEASE AT 7:50 AM EDT

INFOCROSSING, INC. [LOGO]

Contacts:


Chairman and Chief Executive Officer         Chief Financial Officer
Zach Lonstein                                William McHale
Infocrossing, Inc.                           Infocrossing, Inc.
(201) 840-4726                               (201) 840-4732
zach.lonstein@infocrossing.com               william.mchale@infocrossing.com


Investor Relations                           Media Relations
Michael Wilczak                              Kathleen Ulrich
Infocrossing, Inc.                           Infocrossing, Inc.
(201) 840-4941                               (402) 965-5174
michael.wilczak@infocrossing.com             kathleen.ulrich@infocrossing.com



                   INFOCROSSING REPORTS FINANCIAL RESULTS FOR
                     THE FIRST QUARTER ENDED MARCH 31, 2007

                  Company Reports Revenues of $59.2 Million, E
                    BITDA of $10.2 Million and EPS of $0.08

LEONIA, NJ, May 10, 2007 -- Infocrossing, Inc. (Nasdaq: IFOX), a provider of selective IT infrastructure, enterprise application and business process outsourcing services, announced today the Company's financial results for the first quarter ended March 31, 2007.

                            FIRST QUARTER HIGHLIGHTS

 o Reached Record Revenues. Revenues were $59,200,000 for the period, an increase of 5.8% compared with revenues of $55,900,000 for the first quarter of 2006. Revenue growth was net of attrition totaling approximately 1.5% of revenues.


 o Net Income Increased 77% and EPS Increased 60%. Net income was $1,800,000, or $.08 per diluted share, for the first quarter of 2007, compared with net income of $1,000,000, or $0.05 per diluted share for the first quarter of 2006. The weighted average number of shares and share equivalents used to calculate diluted EPS was 23,553,830 shares for the period ended March 31, 2007 compared with 21,922,259 shares for the period ended March 31, 2006.


 o EBITDA Increased 20%. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $10,200,000 for the first quarter of 2007, an increase of $1,700,000, or 20% compared with EBITDA of $8,500,000 for the first quarter of 2006. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

 o Cash from Operations and Free Cash Flow Increased. For the current period, Infocrossing generated $3,300,000 in cash from operations, an increase of $3,300,000 compared with cash used in operations of less than $100,000 for the first quarter of 2006. Free cash flow was $1,200,000 for the reporting period, an increase of $2,600,000 compared with negative free cash flow of $1,400,000 for the first quarter of 2006. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

 o Received New Revenue Commitments Totaling $32,400,000. The Company continued to add clients for its outsourcing services and has received new revenue commitments totaling approximately $32,400,000, a 29% increase compared with new revenue commitments of $25,100,000 for the first quarter of 2006. The $32,400,000 in new commitments achieved in the first quarter of 2007 includes $5,100,000 in contracts that have been finalized and $27,300,000 in commitments that are currently being negotiated and expected to close in the next ninety days.

 o Increased Spending on Sales and Marketing. The Company added headcount in sales and client services to drive greater sales growth and capitalize on an expanding market opportunity for its selective IT outsourcing services. Selling and promotional costs for the first quarter of 2007 increased $800,000 compared with the first quarter of 2006.


QUARTER ENDED MARCH 31, 2007 RESULTS

For the first quarter ended March 31, 2007, revenues increased 5.8% to $59,200,000 compared with revenues of $55,900,000 reported for the first quarter of 2006. Revenue for the first quarter of 2007 was net of attrition totaling approximately 1.5% of revenues and was in-line with the Company's previously provided guidance. On a sequential basis, revenues increased $300,000 compared with revenues of $58,900,000 for the fourth quarter of 2006 and benefited from the installation of new clients for the Company's selective outsourcing services. This included a portion of the $42,000,000 in new contracts, averaging five years in length that were previously announced on March 13, 2007. The majority of these services will commence after the first quarter and are expected to provide greater revenues in the second and third quarters of the year. Additionally, revenues for the Company's healthcare processing services were lower than expected for the first quarter of 2007. Revenues for these services are based on when the transactions are submitted by clients and processed by the Company. A significant portion of the transactions that were expected to be processed in the first quarter were delayed, resulting in lower healthcare processing revenues than expected in the first quarter and a backlog that is expected to be processed through the remainder of the year.

Cost of revenues, excluding depreciation and amortizations, for the first quarter of 2007 was $41,000,000 or 69% of revenues compared with 71% for the first quarter of 2006. The reduction in 2007, as a percentage of revenues, reflects the realization of cost savings from the consolidation of (i)Structure. Infocrossing acquired (i)Structure in November of 2005, and implemented approximately $14,000,000 in annual cost reductions during 2006.

Income before taxes for the current quarter was $3,300,000, an increase of $1,400,000, compared with Income before taxes of $1,900,000 for the first quarter of 2006. Tax expense was $1,500,000 for the first quarter of 2007, compared with an expense of $900,000 for the first quarter of 2006. Income taxes were accrued at an effective rate of 45% but are payable at a rate of 8%, after the application of net operating loss carry-forwards.

EBITDA for the first quarter of 2007 was $10,200,000, an increase of $1,700,000, or 20%, over EBITDA of $8,500,000 for the first quarter of 2006. These results were in-line with the Company's previously provided guidance of EBITDA between $10,200,000 and $11,000,000 for the quarter. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

Net income for the current quarter was $1,800,000, or $.08, per diluted share, compared with net income of $1,000,000, or $0.05 per diluted share for the first quarter of last year. The weighted average number of shares and share equivalents used to calculate diluted EPS was 23,553,830 shares for the quarter ended March 31, 2007 compared with 21,922,259 shares for the first quarter of 2006.

Cash generated from operations for the first quarter of 2007 was $3,300,000 compared with cash used in operations of less than $100,000 for the first quarter of 2006. Free cash flow was $1,200,000 for the quarter ended March 31, 2007 compared with a negative $1,400,000 for the first quarter of 2006. As previously announced, the Company expects free cash flow for the year to be between $30,000,000 and $31,000,000. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

"We are very pleased with our results for the first quarter of 2007 as revenues continued to grow year-over-year due to new sales of our selective outsourcing services," stated Zach Lonstein, Chairman and Chief Executive Officer of the Company. "We achieved our revenue, EBITDA and net income objectives for the period and began installing approximately $42,000,000 in contracts that were announced last quarter. These contracts have an average term of five years in length and will provide greater revenue growth beginning in the second quarter of 2007. Furthermore, we have received additional commitments totaling approximately $32,400,000 over terms up to three years in length, an increase of 29% in total revenues and approximately 115% in annual revenues compared with new revenue commitments of $25,100,000 achieved in the first quarter of 2006 that had terms up to five years in length. We have signed contracts totaling $5,100,000 and we are actively negotiating contracts for the remaining $27,300,000 in new commitments. While we caution that all of these commitments may not close, we do believe that they demonstrate the positive sales momentum that was established in 2006 is continuing," Mr. Lonstein added. "We have also begun increasing spending on sales and marketing to accelerate our sales growth and capture a unique market opportunity. We have already added people in our sales and client services organizations to drive cross selling opportunities and add new clients for our outsourcing services. Furthermore, we are making investments in product development to introduce new selective outsourcing services through our sales and account management organizations. We believe the additional spending on sales, marketing and product development will contribute to our sales growth in 2007 and enable us to achieve a growth rate in the mid teens in 2008. We have also commenced the previously announced data center transformation project to provide greater standardization and automation of our data center operations, which we believe will enable us to achieve greater profitability in the future," Mr. Lonstein continued.

BUSINESS OUTLOOK FOR THE SECOND QUARTER AND FULL YEAR 2007

For the second quarter ending June 30, 2007, the Company forecasts revenues to be between $60,800,000 and $61,800,000 and EBITDA to be between $11,200,000 and $11,800,000. A reconciliation of net income to EBITDA is included in Appendix B and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

In a press release issued March 13, 2007, the Company provided revenues, EBITDA and net income guidance for 2007. Revenues for the full year ending December 31, 2007 were forecasted to be between $250,000,000 and $255,000,000. EBITDA for 2007 was projected to be between $47,000,000 and $49,000,000, and net income for the period was forecasted to be between $10,800,000 and $11,500,000. A reconciliation of net income to EBITDA is included in Appendix B, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below. The Company projected free cash flow for 2007 to be between $30,000,000 and $31,000,000. A reconciliation of free cash flow to cash flow from operations is included in Appendix B, and descriptions of this measure and the reasons for presenting it, as well as its limitations, are explained below.

                                                   Guidance Summary
                                (All numbers in thousands, except per share amounts)

                                                        Three Months Ending                        Twelve Months Ending
                                                           June 30, 2007                            December 31, 2007
                                              ----------------------------------------    ---------------------------------------
                                                     Low                  High                   Low                  High
                                              ------------------    ------------------    ------------------    -----------------

REVENUES                                      $          60,800     $          61,800     $         250,000     $        255,000
                                                 ---------------       ---------------       ---------------       --------------

EBITDA                                                   11,200                11,800                47,000               49,000

Depreciation and amortization                             4,700                 4,700                18,000               18,500
Interest expense (net)                                    2,500                 2,500                 9,700                9,900
                                                 ---------------       ---------------       ---------------       --------------
 INCOME BEFORE INCOME TAXES                               4,000                 4,500                19,300               20,600
                                                 ---------------       ---------------       ---------------       --------------

Income tax expense                                        1,800                 2,000                 8,500                9,100

NET INCOME                                    $           2,200     $           2,500     $          10,800     $         11,500
                                                 ===============       ===============       ===============       ==============
BASIC EARNINGS PER SHARE:
   Net income                                 $            0.10     $            0.11     $            0.49     $           0.52
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
      common shares outstanding                          22,008                22,008                22,008               22,008
                                                 ===============       ===============       ===============       ==============
DILUTED EARNINGS PER SHARE:
   Net income                                 $            0.09     $            0.10                  0.43                 0.46
                                                 ===============       ===============       ===============       ==============
   Weighted average number of common shares
      and share equivalents outstanding                  29,228                29,228                29,228               29,228
                                                 ===============       ===============       ===============       ==============

The Company will hold a conference call for investors and analysts on Thursday, May 10, 2007 at 11:00 a.m. EDT to discuss results for the first quarter ended March 31, 2007. The call-in number for the live audio call beginning at 10:50 a.m. EDT is 1-973-582-2847. A live webcast of the conference call will be broadcast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net, or the Company's website at www.infocrossing.com. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp. An audio replay of the conference call will be available from 2:00 p.m. EDT on May 10, 2007, for seven days at 1-973-341-3080. The pass code for the replay is 8763673. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com, or through ViaVid at http://www.viavid.net.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.

FCF represents Free Cash Flow. FCF is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.

About Infocrossing (www.infocrossing.com)
Infocrossing, Inc. (NASDAQ:IFOX) is a provider of selective IT infrastructure, enterprise application and business process outsourcing services delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

(financial tables follow)

                                     INFOCROSSING, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (Unaudited, In Thousands Except
                                   Numbers of Shares and Per Share Amounts)


                                                                     ------------------------------------
                                                                        Three Months Ended March 31,
                                                                     ------------------------------------
                                                                          2007                 2006
                                                                     ---------------       --------------
REVENUES                                                          $         59,158      $        55,921
                                                                     ---------------       --------------
COSTS and EXPENSES:
   Costs of revenues excluding depreciation and amortization
     shown below                                                            40,982               39,876
   Selling and promotion costs                                               3,044                2,292
   General and administrative expenses                                       4,956                5,288
   Depreciation and amortization                                             4,536                4,131
                                                                     ---------------       --------------
                                                                            53,518               51,587
                                                                     ---------------       --------------
INCOME FROM OPERATIONS                                                       5,640                4,334
                                                                     ---------------       --------------
Interest income                                                                111                  105
Interest expense                                                             2,475                2,522
                                                                     ---------------       --------------
                                                                             2,364                2,417
                                                                     ---------------       --------------
INCOME BEFORE INCOME TAXES                                                   3,276                1,917
Income tax expense                                                           1,483                  906
                                                                     ---------------       --------------
NET INCOME                                                        $          1,793      $         1,011
                                                                     ===============       ==============
BASIC INCOME PER SHARE:
   Net income                                                     $           0.08      $          0.05
                                                                     ===============       ==============

   Weighted average number of common shares outstanding                 22,008,038           20,754,196
                                                                     ===============       ==============
DILUTED INCOME PER SHARE:
   Net income                                                     $           0.08      $          0.05
                                                                     ===============       ==============
   Weighted average number of common shares and
       share equivalents outstanding                                    23,553,830           21,922,259
                                                                     ===============       ==============


           Certain reclassifications were made to prior period expense amounts to conform to the current presentation.

                                             INFOCROSSING, INC. AND SUBSIDIARIES
                                             SUMMARY CONSOLIDATED BALANCE SHEETS
                                             (In Thousands Except Share Amounts)


                                                                                  March 31,        December 31,
                                   ASSETS                                           2007               2006
                                                                               --------------    ---------------
                                                                                 (Unaudited)
CURRENT ASSETS:
  Cash and equivalents                                                         $     19,118      $      22,324
  Trade accounts receivable, net of allowances for doubtful accounts of
       $339 at March 31, 2007 and $380 at December 31, 2006                          24,335             23,000
  Other current assets                                                               21,891             19,636
                                                                                  -----------       ------------
    Total current assets                                                             65,344             64,960

  Property, equipment, purchased and developed software, net                         53,626             47,875
  Goodwill                                                                          157,454            157,454
  Other non-current assets                                                           25,738             27,836
                                                                                  -----------       ------------
TOTAL ASSETS                                                                   $    302,162      $     298,125
                                                                                  ===========       ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capitalized lease obligations            $     20,799      $      18,749
Other current liabilities                                                            29,105             30,539
                                                                                  -----------       ------------
    Total current liabilities                                                        49,904             49,288

Notes payable, long-term debt and capitalized lease
   obligations, net of current portion                                              114,087            113,202
Other long-term liabilities                                                          10,531             10,393
                                                                                  -----------       ------------
  TOTAL LIABILITIES                                                                 174,522            172,883
COMMON STOCKHOLDERS' EQUITY                                                         127,640            125,242
                                                                                  -----------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $    302,162      $     298,125
                                                                                  ===========       ============

           Certain reclassifications were made to prior period expense amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

Appendix A - Reconciliations of Historical Information


EBITDA Reconciliation
The reconciliation of EBITDA with net income for the quarters ended March 31, 2007 and 2006, respectively, is as follows (in thousands):


              Reconciliation - in Thousands
-------------------------------------------------------------------
                                        Quarter Ended March 31,
                                   --------------------------------
                                          2007            2006
                                   -------------     --------------
NET INCOME                         $      1,793      $       1,011
  Add back:
    Tax expense                           1,483                906
    Interest expense                      2,364              2,417
    Depreciation and amortization         4,536              4,131
                                   -------------     --------------
EBITDA                             $     10,176      $       8,465
                                   =============     ==============

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operating activities or any other performance measures derived in accordance with GAAP.


Free Cash Flow Reconciliation
The reconciliation of cash flows provided by (used in) operations with free cash flow for the quarters ended March 31, 2007 and 2006, respectively, is as follows (in thousands):
                                                  Three Months Ended March 31,
                                                ------------------------------
                                                      007             2006
                                                --------------   -------------

Cash flow provided by (used in) operations      $      3,332     $      (43)
Less:
   Purchases of property and equipment
     including software costs deferred                (2,124)        (1,362)

                                                -------------     ----------
Free Cash Flow                                  $      1,208      $  (1,405)
                                                =============     ==========

Appendix B - Reconciliations of Guidance Information

SUPPLEMENTARY INFORMATION



Free Cash Flow Reconciliation
The reconciliation of cash flows provided by operations with free cash flow for the projected year ending December 31, 2007 is as follows (in thousands):

                                         Projected Year Ending December 31, 2007
                                         ---------------------------------------
                                                 Low                 High
                                         ------------------    -----------------

Cash flow provided by operations         $         36,000      $        38,000
Less:
   Purchases of property and equipment
     including software costs deferred             (6,000)              (7,000)

                                            ---------------     ----------------
Free Cash Flow                           $         30,000      $        31,000
                                            ===============     ================



                                      #####